SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_____________________

Date of report: January 12, 2007
(Date of earliest event reported)

PSI CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-20317	88-0270266
(Commission File No.)	(I.R.S. Employer Identification No.)

7222 Commerce Center Drive, Suite 240
Colorado Springs, CO 80919
(Address of principal executive offices; zip code)

(719) 359-5533
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On January 12, 2007, we entered into an amendment (the “Amendment”), effective as of January 9, 2007, to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of July 26, 2006, made and entered into by and among our company, Big Fish Marketing Group, Inc., a Colorado corporation (“Big Fish”); and the stockholders of Big Fish identified in the signature page of the Amendment (the “Stockholders”). The Amendment provides, among other things, that: (i) Big Fish and the Stockholders will forbear until February 7, 2007 from taking any legal action to collect any unpaid consideration scheduled to be paid under the Agreement prior to the date of the Amendment, (ii) Big Fish and the Stockholders may terminate and unwind the Agreement if (A) any person, other than Ken Upcraft, shall become a beneficial owner of more than 25% of the total voting power attached to our outstanding equity securities, (B) PSI or its subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or (C) we fail to pay on or before February 7, 2007 all remaining unpaid consideration due under the Agreement, subject to a notice and cure period of fifteen (15) days, and (iii) to facilitate termination and unwinding, if necessary, we will create and maintain a separate division and maintain separate accounts relating to the business of Big Fish. A copy of the Amendment is attached hereto as Exhibit 10.1.

The above discussion describes certain of the material terms of the Amendment, is not a complete description of the transaction and is qualified in its entirety by reference to the Amendment, a copy of which is included as an exhibit to this Current Report on Form 8-K and the text of which is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1
Amendment No.1 to Agreement and Plan of Reorganization, effective as of January 9, 2007 by and between our company, Big Fish Marketing Group, Inc., and the stockholders of Big Fish Marketing Group, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PSI CORPORATION

Dated: January 16, 2007	By:	/s/ David Lott
Name: David Lott
Title: Chief Executive Officer